UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : June 9, 2009

Commission File No. 333-136643

ONE HOLDINGS, CORP.

(Exact name of registrant as specified in its charter)

Florida	59-3656663
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

318 Holiday Drive, Hallandale Beach, FL, 33009

(Address of principal executive offices)

305-562-5100

(Issuer  telephone number)

Contracted Services, Inc., 360 Main Street P.O. Box 393 Washington, VA 22747

(Former Name and Address)

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01: Entry into a Material Definitive Agreement.

On June 4, 2009, Belmont Partners LLC ("Belmont"), the Issuer's controlling shareholder, and Abacus Global Investments, Corp. ("Abacus") entered into a material definitive agreement pursuant to which Abacus acquired all ninety-three million seven hundred fifty thousand (93,750,000) shares of the Registrant's common stock (representing 92.25% of the Company's issued and outstanding stock) which was owned by Belmont. The transaction closed on June 9, 2009.  Following the transaction, Abacus Global Investments, Corp. controlled approximately 92.25% of the Registrant's outstanding capital stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 9, 2009, Marius Silvasan was appointed as a director and as the interim President of the Company.   On the same date, Joseph Meuse resigned from his positions as President, Secretary and Director.

Set forth below is certain biographical information regarding the New Director:

Marius Silvasan, age 36, resides in Miami, FL.  Mr. Silvasan is a director of Abacus World Corp., a business advisory and investment company.  He founded TelePlus World, Corp in 1999 and serves as the Company’s Chairman and CEO.  Prior to TelePlus, Mr. Silvasan also held the positions of President and CEO for Visioneer Calling Card Inc. and Alliance TeleCard Corp. and National Sales Manager for The Home Phone Club.   He is a graduate of HEC University in Montreal, holding both an undergraduate degree in business and an MBA.

SECTION 8 – Other Events

Item 8.01: Other Events.

On June 9, 2009, the Company filed an Amendment to its Articles of Incorporation pursuant to which the Company’s name was changed to ONE HOLDINGS, CORP. Company also changed its registered address on the same day.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONE Holdings, Corp.

June 15, 2009	/s/ Marius Silvasan
Marius Silvasan
director and interim President